Exhibit 99.1

PRESS RELEASE

For further information contact:                                  FOR IMMEDIATE RELEASE

Curtis C. Simard

President and Chief Executive Officer

(207) 288-3314

BAR HARBOR BANKSHARES CONTINUES ITS STOCK REPURCHASE PLAN

BAR HARBOR, Maine (August 16, 2016) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”), today announced that its Board of Directors has authorized the continuation of the Company’s existing stock repurchase plan through August 16, 2018. No other changes were made to the plan.

In August 2008, the Company’s Board of Directors approved a twenty-four month program to repurchase up to 450,000 shares of the Company’s common stock, or approximately 10.2% of the shares then outstanding.  The Company’s Board of Directors authorized the continuance of this program for additional twenty-four month periods in August 2010, 2012 and 2014.

Depending on market conditions and other factors, stock repurchases may be commenced or suspended at any time, or from time to time, without prior notice and may be made in the open market or through privately negotiated transactions. As of June 30, 2016, the Company had repurchased 173,363 shares of stock under this plan, or 38.5% of the total authorized, at an average price of $19.89 per share.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fourteen branch office locations serving downeast, midcoast, and central Maine.  Find us at www.BHBT.com

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